UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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FNB CORP.

101 Sunset Avenue

Asheboro, North Carolina 27203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 10, 2005

Notice is hereby given that the regular Annual Meeting of Shareholders of FNB Corp. (the “Corporation”) will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, the 10th day of May, 2005, at one o’clock p.m., preceded by a buffet luncheon beginning at 12:15 p.m., for the following purposes:

1.	To elect three Class I Directors to serve for three-year terms expiring at the Annual Meeting in 2008.

2.	To consider and act upon any other business as may come before the meeting or any adjournment thereof.

All shareholders are invited to attend the meeting. Only those shareholders of record at the close of business on March 24, 2005, shall be entitled to notice of the meeting and to vote at the meeting.

Information relating to the activities and operations of FNB Corp. during the fiscal year ended December 31, 2004, is contained in the Corporation’s Annual Report, which is enclosed.

By Order of the Board of Directors

JERRY A. LITTLE

Treasurer and Secretary

April 6, 2005

Your Board of Directors urges you to mark, date, sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the meeting in person. The proxy may be revoked at any time by notifying the Secretary of FNB Corp. in writing prior to the voting of the proxy.

FNB CORP.

101 Sunset Avenue

Asheboro, North Carolina 27203

PROXY STATEMENT

GENERAL INFORMATION

The following information is furnished in connection with the solicitation of proxies by the Board of Directors of FNB Corp. (the “Corporation” or “FNB”) for use at the Annual Meeting of Shareholders to be held on May 10, 2005. The principal executive offices of the Corporation are located at its wholly owned subsidiary, First National Bank and Trust Company (“First National Bank”), 101 Sunset Avenue, Asheboro, North Carolina 27203 (Telephone: 336-626-8300). This proxy statement and the enclosed form of proxy were first sent to shareholders on or about April 6, 2005.

A proxy may be revoked by the person giving it by delivering a written notice to the Corporation prior to the meeting or by personally requesting that it be returned. The shares represented by all properly executed proxies received by the Corporation in time to be taken to the meeting will be voted; and, if a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specification. If a specification is not made, the proxy will be voted for the proposals set forth in the Notice of Annual Meeting of Shareholders.

FNB will pay the costs of the Annual Meeting and the solicitation of proxies. Solicitation of proxies may be made in person or by mail or telephone by directors, officers and regular employees of the Corporation or First National Bank without additional compensation therefor. The Corporation may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of FNB Common Stock held of record by such person, and the Corporation will reimburse such forwarding expenses.

VOTING SECURITIES OUTSTANDING AND PRINCIPAL SHAREHOLDERS

Only holders of record of FNB Common Stock at the close of business on March 24, 2005 (the “Record Date”), are entitled to a notice of and to vote on matters to come before the Annual Meeting or any adjournment thereof. On the Record Date, there were 5,609,353 shares of FNB Common Stock issued and outstanding.

Each share is entitled to one vote on all matters. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FNB Common Stock entitled to vote is necessary to constitute a quorum.

The Corporation is not aware of any holders of more than 5% of the outstanding shares of FNB Common Stock as of March 24, 2005.

EXECUTIVE OFFICERS

The following table sets forth the current executive officers of the Corporation and also shows their positions with First National Bank.

Name	Age	Position in Corporation	Position in First National Bank
Michael C. Miller	54	Chairman and President	Chairman and President
R. Larry Campbell	60	Vice President	Executive Vice President
Jerry A. Little	61	Treasurer and Secretary	Senior Vice President and Secretary

The above officers have held executive positions with the Corporation and First National Bank for at least the past five years. Officers are elected annually by the Board of Directors.

ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the number of directors shall consist of not less than nine nor more than twenty-five, with the exact number of directors within such maximum and minimum limits to be fixed and determined from time to time by resolution adopted by a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. The Board of Directors has set the total number of directors at 11, all of whom either will be elected at the 2005 Annual Meeting or were previously elected and will remain in office after that meeting.

The Board of Directors is divided into three classes: Class I, Class II and Class III. In accordance with this classification, the members of Class I of the Board of Directors are to be elected at this Annual Meeting. It is intended that the persons named in the accompanying form of proxy will vote for the three nominees listed below for directors of the Corporation in Class I, unless authority so to vote is withheld. Each nominee is at present a member of the Board of Directors. Class I directors will serve for three-year terms expiring at the 2008 Annual Meeting or until their successors shall be elected and shall qualify. Directors are elected by a plurality of the votes cast. Abstentions and broker nonvotes will not affect the election results if a quorum is present.

The following information is furnished with respect to the nominees for election as directors of the Corporation in Class I, and for the directors in Classes II and III whose terms expire at the Annual Meetings occurring in 2006 and 2007, respectively.

Nominees for Class I Directors to Serve for Three-Year Terms Expiring at the Annual Meeting in 2008

Name	Age	Principal Occupation During the Past Five Years	Director Since
Darrell L. Frye	59	Vice President of Finance, Harriss & Covington Hosiery (manufacturer of men’s and ladies’ athletic socks)	1999

Dale E. Keiger	74	Owner and Operator, Dale’s Sporting Goods (retail and institutional sales of sporting goods)	2002

J. M. Ramsay III	57	President, Elastic Therapy, Inc. (manufacturer of medical and specialty hosiery)	1989
Class II Directors with Continuing Terms Expiring at the Annual Meeting in 2006
Name	Age	Principal Occupation During the Past Five Years	Director Since
W. L. Hancock	69	President and Treasurer, Hancock Farms, Inc. (feeder cattle)	1973

Eugene B. McLaurin, II	48	General Manager of Southeast Division, Total Lubricants USA, Inc. (manufacturer of industrial lubricating oils and metalworking fluids)	2002

R. Reynolds Neely, Jr.	51	Planning Director, City of Asheboro Planning Department	1980

Richard K. Pugh	70	Retired; Chairman (until retirement in 1999), Pugh Oil Company, Inc. (convenience stores and petroleum products distribution)	1988
Class III Directors with Continuing Terms Expiring at the Annual Meeting in 2007
Name	Age	Principal Occupation During the Past Five Years	Director Since
James M. Campbell, Jr.	66	President and Treasurer, Sew Special, Inc. (manufacturer of private label apparel)	1984

R. Larry Campbell	60	Vice President of FNB (effective 2002) and Executive Vice President (effective 2003) and Senior Vice President (effective 2000) of First National Bank	2000

Thomas A. Jordan	65	President, Michael Thomas Furniture, Inc. (manufacturer of upholstered furniture)	1984

Michael C. Miller	54	Chairman and President of FNB and First National Bank	1992

In the event that any nominee should not be available to serve for any reason (which is not anticipated), it is intended that the persons acting under the proxy will vote for the election, in his stead, of such other persons as the Board of Directors of the Corporation may recommend.

Director Independence

Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be independent directors, as defined in Nasdaq Marketplace Rule 4200. FNB has reviewed the independence of each of its directors. In conducting this review, the Corporation has considered transactions and relationships between each director, or any member of his family, and FNB and its subsidiaries. As a result of this review, the Board of Directors has determined that all of the directors, including those nominated for election at the annual meeting, are “independent” under the Nasdaq listing standards, with the exceptions of Michael C. Miller, Chairman and President of FNB and First National Bank, and R. Larry Campbell, Vice President of FNB and Executive Vice President of First National Bank.

The Board, Committees of the Board and Meetings

The Board of Directors holds regular quarterly meetings to conduct the normal business of the Corporation and meets on other occasions when required for special circumstances. In addition, certain board members serve on standing committees. Among these committees are the Audit, Compensation and Nominating Committees, whose members and principal functions are described below. During the fiscal year ended December 31, 2004, the Board of Directors held a total of five meetings. Each incumbent Director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he served.

Audit Committee.    The Audit Committee reviews the Corporation’s external and internal auditing systems, and monitors compliance with prescribed accounting and regulatory procedures. It operates under a formal charter, which governs its conduct and responsibilities. Among its duties, the Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between the Corporation and a director or executive officer unrelated to service as a director or officer, approval of nonaudit services provided by the Corporation’s independent auditor, review of the Corporation’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Additionally, the committee reviews the audited consolidated financial statements to be included in the Corporation’s Annual Report on Form 10-K. Dixon Hughes PLLC, the Corporation’s independent public accountants, reports directly to the Audit Committee. Members of the committee are Directors Neely, Frye, Hancock, Keiger and McLaurin. Each of the members of the committee is independent as defined by Nasdaq listing standards and the Board of Directors has determined that Mr. Frye is an audit committee financial expert. The Audit Committee met seven times during the 2004 fiscal year.

Compensation Committee.    The Compensation Committee deals in broad terms with personnel matters and reviews the compensation of the senior officers of the Corporation and its subsidiaries. Members of this committee are Directors J. Campbell, Neely, Pugh and Ramsay, each of whom is independent as defined by Nasdaq listing standards. The Compensation Committee met three times during the 2004 fiscal year.

Nominating Committee.    The Nominating Committee is responsible for identifying, investigating and recommending to the full Board of Directors the nominees for election as directors at the annual shareholder meetings and for filling any vacancies that may occur in the interval between annual meetings. It operates under a formal charter, attached to this proxy statement as Appendix A, which governs its conduct and responsibilities. The committee considers various factors when evaluating potential nominees, including their independence, ability to read and understand basic financial statements, expertise and business experience, character, judgment and vision. In 2004, the entire Board of Directors acted as the Nominating Committee. The members of the newly constituted committee are Directors J. Campbell, Keiger, McLaurin and Pugh, each of whom is independent as defined by Nasdaq listing standards. This committee did not meet in 2004 but did meet one time in January 2005.

The committee will consider qualified candidates recommended by shareholders. Shareholders can submit the names of qualified candidates, together with a written description of the candidate’s qualifications and appropriate biographical information, to the Nominating Committee at FNB Corp., 101 Sunset Avenue,

Asheboro, North Carolina 27203. Submissions will be forwarded to the Chair of the Nominating Committee for review and consideration. Any shareholder desiring to recommend a director candidate for consideration at our 2006 Annual Meeting must ensure that the submission is received by the Corporation no later than December 7, 2005, to provide adequate time for the committee to consider the candidate.

Executive Sessions.    The members of the Board of Directors who are independent within the meaning of the Nasdaq listing standards meet regularly in executive session without management present. Although executive sessions are generally held in conjunction with a regularly scheduled Board meeting, other sessions may be called by two or more independent directors in their own discretion or at the request of the Board of Directors.

Contacting the Board of Directors

Any shareholder who desires to contact the Board of Directors may do so by writing to Michael C. Miller, Chairman and President, FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203. Communications received in writing are distributed to the full Board of Directors or a committee of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding compensation matters will be forwarded to the Chair of the Compensation Committee and complaints relating to accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee.

Codes of Ethics

FNB has adopted a Code of Ethics for Senior Financial Officers, which is applicable to the Corporation’s chief executive officer, principal financial and accounting officer, controller and such other officers as the Audit Committee of the Board of Directors may designate from time to time. The purposes of this code of ethics are to promote honest and ethical conduct, full and accurate disclosure in a timely and understandable manner in periodic reports filed by the Corporation, and compliance with applicable laws, and to deter wrongdoing. A copy of the Code of Ethics for Senior Financial Officers is filed as an exhibit to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Corporation has also adopted a Code of Business Ethics applicable to all of the officers, directors, and employees of FNB and its subsidiaries. This code establishes guidelines for professional and ethical conduct in the workplace. A copy of the Code of Business Ethics is available on the Investor Relations link which can be accessed through the Corporation’s subsidiary websites at www.MyYesBank.com and www.dovermortgage.com.

EXECUTIVE COMPENSATION

Except as otherwise noted, the following table shows for the fiscal years ended December 31, 2004, 2003 and 2002, the cash and certain other compensation paid to or received or deferred by persons who were at December 31, 2004, the chief executive officer of the Corporation and the other executive officers of the Corporation whose total salary and bonus in 2004 exceeded $100,000.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position on December 31, 2003	Year	Salary	Bonus	Securities Underlying Stock Options (#)	All Other Compensation
Michael C. Miller,	2004	$275,000	$69,713	7,500	$6,500	(1)
Chairman and President of the Corporation	2003	275,000	86,095	7,500	6,000
and First National Bank	2002	225,000	97,976	7,500	7,180

R. Larry Campbell,	2004	$121,000	$35,689	5,000	$4,731	(1)
Vice President of the Corporation, Executive Vice	2003	115,000	40,921	5,000	4,649
President of First National Bank	2002	110,000	39,452	7,500	4,058

Jerry A. Little,	2004	$105,248	$34,562	5,000	$4,217	(1)
Treasurer and Secretary of the Corporation,	2003	101,200	40,838	5,000	4,198
Senior Vice President and Secretary of	2002	96,600	37,848	7,500	5,784
First National Bank

(1)	Amount shown consists of a contribution by the Corporation to a 401(k) plan.

Stock Options

The following table provides details regarding stock options granted to the executive officers named in the above Summary Compensation Table in the 2004 fiscal year. Information concerning stock options granted to directors is set forth under the heading “Director Compensation.” The stock options were granted pursuant to the Corporation’s 2003 Stock Incentive Plan.

Option Grants in 2004

Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Michael C. Miller	7,500	5.4%	$19.82	12/15/14	$93,485	$236,910
R. Larry Campbell	5,000	3.6	19.82	12/15/14	62,323	157,940
Jerry A. Little	5,000	3.6	19.82	12/15/14	62,323	157,940

(1)	Incentive Stock Options exercisable one year after the grant date (December 16, 2004), with 20% of the shares covered thereby becoming exercisable at that time and an additional 20% of the option shares becoming exercisable on each successive anniversary date. The price for shares that may be purchased pursuant to the options is equal to the fair market value of the Corporation’s Common Stock on the date of grant.

(2)	The potential realizable value of the options granted, assuming that the market price of the underlying security appreciates in value at annualized rates of 5% and 10%, respectively, over the ten-year life of the options.

The following table shows information regarding stock options exercised by the executive officers named in the Summary Compensation Table in 2004 and the number of shares covered by exercisable and unexercisable options held by the named executive officers as of December 31, 2004.

Aggregated Option Exercises in 2004 and Option Values at December 31, 2004

	Number of Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael C. Miller	—	$—	57,000	23,000	$342,845	$50,405
R. Larry Campbell	2,490	24,452	28,400	14,100	231,746	17,889
Jerry A. Little	6,000	48,780	22,000	15,500	125,100	28,235

(1)	The closing price of the Corporation’s Common Stock on December 31, 2004, the last trading day of 2004, was $19.14.

The following table presents information on securities authorized for issuance under equity compensation plans at December 31, 2004.

Equity Compensation Plan Information at December 31, 2004

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options (#)	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#) (1)
Equity Compensation Plans
Approved by Shareholders	841,822	$16.27	100,500
Equity Compensation Plans Not
Approved by Shareholders (2)	—	—	—

Total	841,822	16.27	100,500

(1)	The number of securities remaining available for issuance at December 31, 2004 excludes the number of securities to be issued upon exercise of outstanding options.
(2)	There were no equity compensation plans at December 31, 2004 that had not been approved by shareholders.

Pension Plan Table

The following table shows the estimated annual retirement benefits payable at the normal retirement age of 65 to participants in the Corporation’s qualified and nonqualified defined benefit plans with salaries in the classifications indicated.

Pension Plan Table

Assumed Average Compensation for Final Ten Years	Approximate Annual Benefit Upon Retirement For Years of Service Indicated
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$100,000	43,400	48,400	48,400	48,400	48,400	51,700
125,000	57,100	63,400	63,400	63,400	63,400	67,400
150,000	70,900	78,400	78,400	78,400	78,400	83,000
175,000	84,600	93,400	93,400	93,400	93,400	98,700
200,000	98,400	108,400	108,400	108,400	108,400	114,400
225,000	112,100	123,400	123,400	123,400	123,400	123,400
250,000	125,900	138,400	138,400	138,400	138,400	138,400
300,000	153,400	168,400	168,400	168,400	168,400	168,400
350,000	180,900	198,400	198,400	198,400	198,400	198,400
400,000	208,400	228,400	228,400	228,400	228,400	228,400
450,000	235,900	258,400	258,400	258,400	258,400	258,400

The Corporation’s defined benefit plans include a noncontributory, qualified Pension Plan and a noncontributory, nonqualified supplemental executive retirement plan (“SERP”). The Pension Plan covers substantially all full-time employees who qualify as to age and length of service. Benefits under the Pension Plan are based on the employee’s compensation, which is comprised of total annual salary and bonus, total years of service, age at retirement and the employee’s covered compensation under the Social Security laws. As of January 1, 2005, the individuals named in the Summary Compensation Table had the following credited years of service under the Pension Plan: Mr. Miller, 19 years; Mr. Campbell, 5 years and Mr. Little, 20 years.

The SERP applies to certain executive employees, including the individuals named in the Summary Compensation Table other than Mr. Campbell. Annual benefits payable under the SERP are based on factors similar to those for the Pension Plan and are limited to 60% of Average Compensation, offset by amounts payable under the Pension Plan and by 50% of Social Security benefits. Average Compensation for purposes of both the Pension Plan and the SERP means the average annual compensation during the final ten years of employment.

The benefit amounts listed in the above Pension Plan Table reflect a straight life annuity. Due to limitations on benefits payable under the SERP, the annual benefits in the table for 40 years of service result from application of the Pension Plan for compensation amounts of $210,000 or less. Annual compensation amounts over $210,000 exceed the current maximum limit allowable for provision of retirement benefits under qualified plans under the Internal Revenue Code.

In connection with the acquisition by the Corporation of Carolina Fincorp, Inc. in 2000, First National Bank assumed the obligations of Richmond Savings Bank, Inc., SSB under its Nonqualified Supplemental Retirement Plan with Mr. R. Larry Campbell. Under that plan, Mr. Campbell is entitled to a retirement benefit of $30,000 per year payable for 10 years commencing at age 65. The plan also provides for a $300,000 death benefit payable to Mr. Campbell’s beneficiaries if his employment is terminated by his death prior to age 65.

Director Compensation

Directors who are not also employees of the Corporation or a subsidiary are paid $750 for each Board meeting they attend and receive additional fees for committee meetings attended of $500 each for Audit Committee meetings and $400 each for other committee meetings. Each committee chair receives a $1,000 annual retainer. The directors also receive a monthly retainer and fees for meetings attended of the board of any subsidiary of the Corporation on which they serve, in accordance with the policies and practices of such subsidiary. Directors may elect to defer receipt of their fees until their retirement from the Board. Any deferred fees become a general obligation of the Corporation to be credited with interest at First National Bank’s deposit rate applied to individual retirement accounts with a two-year term and priced on a monthly variable-rate basis, subject to a minimum rate of 5.5% per annum.

On December 16, 2004, the Corporation granted a nonqualified stock option to purchase 2,500 shares of Common Stock at the price of $19.82 per share to each of the following nonemployee directors: J. Campbell, Frye, Hancock, Jordan, Keiger, McLaurin, Neely, Pugh and Ramsay. The price for shares that may be purchased pursuant to the options is equal to the fair market value of the Corporation’s Common Stock on the date of grant. The stock options first become exercisable on December 16, 2005, with 20% of the shares covered thereby becoming exercisable at that time and an additional 20% of the option shares becoming exercisable on each successive anniversary date. The options expire on December 15, 2014.

Employment Agreements

First National Bank has entered into employment agreements with Michael C. Miller and R. Larry Campbell to assure their continuing services to First National Bank.

Mr. Miller’s employment under his employment agreement may be terminated by either Mr. Miller or First National Bank upon 60 days’ prior written notice to the other. The employment agreement provides that Mr. Miller’s salary and benefits will be as mutually agreed upon by Mr. Miller and the Board of Directors. The employment agreement also provides that if following a change in control of First National Bank or the Corporation Mr. Miller terminates his employment either voluntarily within 90 days of the change of control or because his authority or responsibilities are substantially reduced or his salary or benefits are reduced to a level below that in effect immediately prior to the change of control or because he is advised to change his residence or principal place of business from Asheboro, North Carolina, then Mr. Miller will be entitled to receive in three equal annual installments commencing on the date of termination an aggregate amount equal to 2.99 times his average total cash compensation for the five fiscal years immediately preceding the change of control. This amount may be reduced to the extent necessary to avoid the disallowance of a deduction to First National Bank or the existence of an “excess parachute payment” under the Internal Revenue Code. Mr. Miller may forfeit this payment if he solicits or encourages a change of control without the prior approval of the Board of Directors of First National Bank or the Corporation. The agreement also contains provisions that prohibit Mr. Miller from competing with First National Bank during and for a period of time following his employment with First National Bank.

First National Bank entered into an employment agreement with Mr. Campbell in connection with the acquisition in 2000 of Carolina Fincorp, Inc. The agreement has an annually renewing three-year term, unless either First National Bank or Mr. Campbell notifies the other of its intent not to renew, but the term is not to continue automatically for more than nine years. The employment agreement provides that Mr. Campbell will receive an annual base salary initially set at $100,000 with increases as determined in accordance with First National Bank’s policies and practices for employee compensation. The employment agreement also provides that it may be terminated by First National Bank with cause or as a result of Mr. Campbell’s death or disability. Mr. Campbell may terminate the agreement upon 60 days’ notice to First National Bank. In the event First National Bank terminates Mr. Campbell’s employment other than by reason of death, disability or “cause,” Mr. Campbell would continue to receive his then annual base salary for the otherwise then remaining term of the employment agreement. First National Bank would also continue to provide Mr. Campbell with the benefits to which he is entitled under the agreement, or their economic equivalent, for the remaining term. If Mr. Campbell’s employment is terminated by reason of continued disability, he would continue to receive his then annual base salary for the otherwise then remaining term of the agreement, less any disability payments to him from any disability plan of First National Bank or FNB. The agreement contains confidentiality provisions as well as provisions prohibiting Mr. Campbell from competing with First National Bank during and for a period of time following his employment with First National Bank.

Change of Control Agreements

On November 25, 2003, Jerry A. Little, a named executive officer, and certain other senior officers of First National Bank entered into change of control agreements with FNB and First National Bank. The purpose of the agreements is to secure the continued service of the officers in the event of a change of control and to provide the officers with security in such event so as to ensure their continued loyalty to maximize shareholder value as well as the continued safe and sound operation of the Corporation. Each agreement provides that in the event of a termination of the officer’s employment in connection with, or within 24 months after, a change of control of FNB or First National Bank, for reasons other than cause, the officer will receive a severance benefit, the amount of which varies with the officer’s years of service with FNB and First National Bank. The officer may elect to receive payments in either one lump sum or twelve equal monthly payments. In addition, the officer may terminate his or her employment upon a change of control of the Corporation or First National Bank and receive the benefits described above if, within 24 months following a change of control, the officer is assigned duties inconsistent with his or her duties at the time of the change of control, the officer’s annual base salary is reduced below the amount in effect prior to the change of control, the officer’s benefits are reduced below their level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from his or her current principal work location. Each agreement has an initial term of three years, which will be automatically extended for an additional one-year period on each anniversary date of the agreement so that the term will again be three years unless either the Corporation, including First National Bank, or the officer elects by written notice to the other not to continue the annual renewal.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is responsible for setting the compensation for the members of senior management of the Corporation and its subsidiaries. The Committee determines the compensation level of the President, which is reviewed and ratified by the full Board of Directors. The Committee also determines the compensation levels of the other executive officers of FNB and the senior management employees of FNB’s subsidiaries, and in doing so considers the recommendations of the President. Each of the members of the Compensation Committee is independent under the Nasdaq listing standards. The members are: James M. Campbell, Jr., Chair, R. Reynolds Neely, Jr., Richard K. Pugh and J.M. Ramsay III.

Compensation Philosophy

The Corporation’s compensation policies are designed to attract and retain competent management. The goal of the Compensation Committee and the Board of Directors is to provide competitive base salaries to the management employees of FNB and its subsidiaries and to give these employees, as well as all other employees of the Corporation and its subsidiaries, performance incentives to motivate superior performance on behalf of FNB and its shareholders. The Corporation has generally used two types of incentive compensation: annual cash bonuses based on the overall performance of the subsidiaries and long-term compensation in the form of stock options. The Committee believes that linking long-term compensation to the value of the Corporation’s Common Stock is especially effective because it aligns the interests of management with those of the Corporation’s shareholders.

Executive Officer Compensation

Annual Compensation.    The Committee’s determinations of base salary for the President and other executive officers and management employees are based on information available through industry sources regarding the compensation of executives of other financial institutions similar in size and other respects to FNB. The Committee endeavors to provide executives and management employees with an opportunity to earn compensation that is fair, reasonable and competitive with that paid by these similar financial institutions. In determining executive compensation, the Committee reviews a number of factors, including, as appropriate in individual cases, the executives’ general managerial oversight of the Corporation, the quality of their communications with the Board of Directors, the Corporation’s achievement of established performance goals, and the Corporation’s record of compliance with regulatory requirements. The Committee considers annual cash bonuses as an integral part of the Corporation’s financial incentive package to achieve FNB’s goals. Bonuses are paid to all employees of First National Bank based on its operating results for the year in a number of specific areas as measured against established goals, with each employee receiving the same percentage of his or her base salary as every other employee. The Committee generally adopts the goals for the year at the beginning of the year. Goals are generally established for the growth in loans and deposits, profit margins, noninterest income, loan quality and productivity. Senior management employees, including the President, generally receive an additional bonus based on similar criteria in the discretion of the Board, based on the Committee’s recommendations.

Long-Term Compensation.    FNB’s long-term incentive compensation awards are designed to encourage the retention of key executives and to align their interests with the interests of the shareholders. Long-term compensation for the President and other management employees consists principally of stock options. The Corporation’s Stock Compensation Plan (the “1993 Plan”), which provided for the grant of incentive and nonqualified stock options, stock bonuses and restricted stock, expired on March 23, 2003. FNB maintains the 2003 Stock Incentive Plan (the “2003 Plan”), which was approved by the Corporation’s shareholders at the 2003 Annual Meeting. The 2003 Plan provides for grants of incentive and nonqualified stock options, performance shares and performance units, stock appreciation rights, restricted stock, deferred shares, and other stock-based awards. The Committee administers the 2003 Plan and uses the analysis and recommendations of the President as guidelines in making awards to participants other than the President. Under the 1993 Plan and the 2003 Plan, stock options have been granted to the President and to other management employees on an annual basis, except in 2001, since 1994. No stock-based awards other than stock options have been granted under either the 1993 Plan or the 2003 Plan. For further information regarding the options granted to the President, see “Executive Compensation—Stock Options” above.

CEO Compensation.    Compensation for the President is established in accordance with the principles described above and following review by the Committee of his performance. Mr. Miller’s base salary and total bonuses in 2004 are shown in the Summary Compensation Table above. Mr. Miller’s base salary remained unchanged from that paid in 2003. In arriving at Mr. Miller’s bonus for 2004 and the award of a stock option for 7,500 shares, the Committee considered the performance of FNB’s subsidiaries, noting that the Corporation had achieved a return on assets of .80% and a return on equity of 8.00% in 2004. In that same period, First National Bank achieved a return on assets of .88% and a return on equity of 8.27%. The Committee and the Board of Directors considered this base salary and these bonuses appropriate in view of their overall assessment of the performance of the President and the Corporation.

Deductibility of Compensation.    As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, the Internal Revenue Code was amended to add Section 162(m), which limits the deductibility for federal income tax purposes of compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation. Under Section 162(m), compensation paid to each of these officers in excess of $1 million per year is not deductible unless it is “performance based.” The Corporation believes that stock options granted under the 1993 Plan and the 2003 Plan are performance based. The Committee did not consider the deductibility limits in making its compensation decisions for any of the officers named in the Summary Compensation Table above for the 2004 fiscal year, as the deductibility limits would not be exceeded under any circumstances. However, the Committee’s policy is to design and administer compensation programs that meet the objectives set forth above and to reward executives for corporate performance that meets established financial goals and, to the extent reasonably practicable and consistent with its other compensation objectives, to maximize the amount of compensation expense that is tax deductible by FNB. The adoptions of the 1993 Stock Compensation Plan and the 2003 Stock Incentive Plan were in keeping with this policy.

Submitted by the Compensation Committee of the Board of Directors:

James M. Campbell, Jr., Chair

R. Reynolds Neely, Jr.

Richard K. Pugh

J. M. Ramsay III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Corporation or any of its subsidiaries or performs services for the Corporation or its subsidiaries other than as a director.

PERFORMANCE GRAPH

The following graph and table compare the cumulative total shareholder return of FNB Common Stock for the five-year period ended December 31, 2004 with the SNL Southeast Bank Index, the Russell 3000 Stock Index and the Standard and Poor’s 500 Stock Index, assuming an investment of $100 at the beginning of the period and the reinvestment of dividends. FNB is electing to replace the Standard & Poor’s 500 Stock Index, which it has historically used for comparison with its own cumulative total shareholder return, with the Russell 3000 Stock Index because it believes the latter index is comprised of issuers more similarly situated to the Corporation than is the Standard & Poor’s index. The Standard & Poor’s 500 Stock Index is included below for comparative purposes.

	As of December 31,
	1999	2000	2001	2002	2003	2004
FNB Corp.	$100.00	$78.80	$102.88	$135.86	$152.02	$141.71
SNL Southeast Bank Index	100.00	100.41	125.09	138.18	173.52	205.78
Russell 3000 Index	100.00	92.54	81.94	64.29	84.25	94.32
S&P 500 Index	100.00	91.20	80.42	62.64	80.62	89.47

INDEBTEDNESS OF OFFICERS AND DIRECTORS

Certain of the directors and officers of the Corporation and its subsidiaries and companies with which they are affiliated were customers of and borrowers from First National Bank in the ordinary course of business in 2004. Similar banking transactions are expected to take place in the future. In the opinion of management, all outstanding loans and commitments included in such transactions were made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers and did not involve more than normal risk of collectibility or contain other unfavorable features.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of March 24, 2005, certain information with respect to the beneficial ownership of FNB Common Stock by directors, by the executive officers named in the Summary Compensation Table and by directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership March 24, 2005 (1) (2)		Percent of Class

James M. Campbell, Jr., Director	65,193		1.16

R. Larry Campbell, Director and Vice President	58,258		1.03

Darrell L. Frye, Director	8,200		*

W. L. Hancock, Director	124,085		2.21

Thomas A. Jordan, Director	38,531		*

Dale E. Keiger, Director	33,409		*

Eugene B. McLaurin, II, Director	4,450		*

Michael C. Miller, Director, Chairman and President	84,392		1.49

R. Reynolds Neely, Jr., Director	156,394	(3)	2.78

Richard K. Pugh, Director	17,000		*

J. M. Ramsay III, Director	36,916		*

Jerry A. Little, Treasurer and Secretary	25,349		*

Directors and executive officers as a group (12 persons)	652,177	(3)	11.30

*	Less than one percent.
(1)	Includes shares held by directors’ and executive officers’ immediate families, including spouse and/or children residing in same household. Does not include 1,000 shares owned by the Ferree Educational and Welfare Fund, of which Mr. Miller is a trustee and treasurer.
(2)	Includes shares subject to stock options exercisable as of March 24, 2005 or within 60 days thereafter for Mr. J. Campbell (11,000 shares), Mr. R. Campbell (28,400 shares), Mr. Frye (7,000 shares), Mr. Hancock (4,100 shares), Mr. Jordan (11,000 shares), Mr. Keiger (500 shares), Mr. McLaurin (500 shares), Mr. Miller (57,000 shares), Mr. Neely (11,000 shares), Mr. Pugh (9,000 shares), Mr. Ramsay (500 shares), Mr. Little (22,000 shares) and all directors and executive officers as a group (162,000 shares).
(3)	Includes 72,455 shares held of record by Mr. Neely’s mother and over which Mr. Neely and his sister have joint voting and dispository control pursuant to a revocable power of attorney.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation’s directors, its executive officers, and any persons holding more than 10 percent of the Corporation’s stock are required to report their ownership of the Corporation’s stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during 2004. All of these filing requirements were satisfied, except that each of the directors and executive officers of the Corporation inadvertently failed to file on a timely basis a Form 4 report relating to one transaction involving the grant of stock options to him in late 2003, all of which reports were subsequently filed, and director W. Hancock unintentionally failed to file on a timely basis a Form 4 report for an additional transaction, which transaction was subsequently reported. In addition, director and executive officer L. Campbell unintentionally failed to file on a timely basis a Form 4 report for a transaction in January 2005, which report was subsequently filed. In making these statements, the Corporation has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Dixon Hughes PLLC independent auditors for the Corporation for the 2005 fiscal year. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting of Shareholders. The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions, including those relating to the 2004 audit of the Corporation’s financial statements. In June 2004, the Corporation dismissed KPMG LLP and reported a change in its independent auditors to Dixon Hughes PLLC. The decision to dismiss KPMG LLP was approved by the Audit Committee.

In connection with the audits of the Corporation’s financial statements for the fiscal years ended December 31, 2003 and 2002 and in the subsequent interim periods from December 31, 2003 through and including June 9, 2004, there were no disagreements between the Corporation and KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreements in connection with its reports.

During the fiscal years ended December 31, 2003 and 2002 and in the subsequent interim periods through and including June 9, 2004, FNB believes that there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. However, KPMG LLP reported to the Audit Committee on March 15, 2004, certain matters involving internal control and its operation at the Corporation’s subsidiary, Dover Mortgage Company, that KPMG LLP considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants. KPMG LLP subsequently advised the Corporation that it believed that these reportable conditions constituted a reportable event under Item 304(a)(1)(v) of Regulation S-K. KPMG LLP also advised FNB that it considered these reportable conditions in determining the nature, timing and extent of the audit tests applied on its audit of the Corporation’s 2003 consolidated financial statements and that its report of these reportable conditions did not affect its report on the 2003 consolidated financial statements. KPMG LLP also reported to the Audit Committee on March 15, 2004 that it did not note any matters involving internal control and its operation that KPMG LLP considered to be material weaknesses under standards established by the American Institute of Certified Public Accountants.

The Corporation did not consult with Dixon Hughes PLLC during the fiscal years ended December 31, 2003 and 2002 or during any subsequent interim period from December 31, 2003 through and including June 9, 2004, on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation’s consolidated financial statements.

The Corporation filed a current report on Form 8-K with the Securities and Exchange Commission on June 9, 2004 regarding the change in accountants. A letter from KPMG LLP regarding the change was filed as an exhibit to that report, which is available on the Corporation’s website at www.MyYesBank.com.

Disclosure of Auditor Fees

The following is a summary of the fees billed and expected to be billed to the Corporation by Dixon Hughes PLLC for professional services rendered for the fiscal year ended December 31, 2004:

Fee Category
Audit Fees	$143,600
Audit-Related Fees	8,600
Tax Fees	1,550
All Other Fees	35,000

Total Fees	$188,750

Audit Fees.    This category consists of fees billed and expected to be billed for professional services rendered for the audit of our annual financial statements, attest services provided pursuant to Section 404 of the Sarbanes-Oxley Act and assistance provided with regulatory filings.

Audit-Related Fees.    This category consists of fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.” These services consist solely of routine accounting consultations.

Tax Fees.    This category consists of fees billed for professional services for tax compliance and tax advice.

All Other Fees.    This category consists of fees for professional services other than the services reported above. These services consist solely of assistance provided regarding the documentation of internal controls required by Section 404 of the Sarbanes-Oxley Act.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures for the preapproval of audit, audit-related, tax and other services for the purpose of maintaining the independence of our independent auditors. Under the policy, the Audit Committee is required to review and approve, on an annual basis, all audit services, as well as pre-approve non-audit services that may be performed by the independent auditors. Preapproval responsibility for certain activities may be delegated to a subcommittee comprised of two or more members of the Audit Committee. Any such subcommittee must report any preapproval decisions to the Audit Committee at its next scheduled meeting.

During fiscal year 2004, the Audit Committee preapproved all services provided by the independent auditors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Corporation’s Board of Directors is comprised of five directors who are not officers or employees of the Corporation. All current members of the Committee are independent for purposes of the Nasdaq listing standards and the Sarbanes-Oxley Act of 2002. In accordance with its written charter, the Audit Committee fulfills its oversight responsibilities by reviewing the financial information that will be provided to the shareholders of the Corporation and others, the systems of internal controls established by management and the Board of Directors, and the audit process. The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Corporation’s independent auditors. The Audit Committee meets with the Corporation’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Corporation as of and for the year ended December 31, 2004 with management and Dixon Hughes PLLC, the Corporation’s independent accountants. The Audit Committee also discussed with the Corporation’s independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also determined that the provision of the other non-audit services described under “Independent Auditors – Disclosure of Audit Fees” by Dixon Hughes PLLC to the Corporation is compatible with maintaining Dixon Hughes’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

R. Reynolds Neely, Jr., Chair

Darrell L. Frye

W. L. Hancock

Dale E. Keiger

Eugene B. McLaurin, II

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Secretary of FNB Corp., 101 Sunset Avenue, Asheboro, North Carolina 27203, no later than December 7, 2005 for inclusion in the Corporation’s proxy statement and form of proxy relating to such meeting. If a shareholder notifies the Corporation any later than February 20, 2006 of an intent to present a proposal at the next Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials related to such meeting.

OTHER MATTERS

There is no business other than as set forth, so far as now known, to be presented for action by the shareholders at the meeting. It is intended that the proxies will be exercised by the persons named therein upon matters that may properly come before the meeting or any adjournment thereof, in accordance with the recommendations of management.

By Order of the Board of Directors

Chairman and President

Date: April 6, 2005

Appendix A

FNB CORP.

Nominating Committee Charter

Purpose

The primary purpose of the nominating committee of the board of directors of FNB Corp. is to assist the board in fulfilling its responsibilities by reviewing and making recommendations to the board regarding the board’s composition and structure, establishing criteria for board membership and evaluating corporate policies relating to the recruitment of board members.

Composition and Meetings

The committee shall be composed of not less than three directors. Each of the members of the committee will meet the independence and other requirements of Nasdaq and the Securities and Exchange Commission. Members of the committee shall be appointed by the board of directors and shall serve for term or terms as the board of directors may determine and until their successors shall be duly qualified and appointed. The committee’s chairperson shall be designated by the full board of directors, or, if the board of directors does not do so, the members of the committee shall elect a chairperson by majority vote of the full committee.

The committee shall meet as often as it determines necessary or desirable but not less frequently than once each year. The committee shall report its actions to the board of directors.

Duties, Responsibilities, and Authority of the Committee

The committee shall be responsible, and have authority, for the following:

•	Evaluating the composition, size and organization of the board and its committees in light of requirements of Nasdaq and the Securities and Exchange Commission, as well as all other applicable laws, rules and regulations, and making any recommendations based on such requirements.

•	Ensuring that the board is comprised of members having appropriate qualifications, expertise, skills, attributes and personal and professional backgrounds for service as a director of the corporation, as determined by the committee.

•	Evaluating and recommending to the board the selection of the chairman of the board and the appointment of board committee members.

•	Periodically reevaluating and revising, as necessary or appropriate, the minimum qualifications, qualities and skills that the committee believes must be met by a committee-recommended nominee for a position on the board, which qualifications, qualities and skills are set forth on Attachment A.

•	Establishing a policy with regard to the consideration of any director candidates recommended by shareholders, and the procedures to be followed by shareholders in submitting any such recommendation.

•	Establishing a process for identifying and evaluating nominees for director, including the nominees recommended by a shareholder.

•	Evaluating the performance of current board members proposed for re-election, and make recommendations to the board regarding the appropriateness of members of the board standing for re-election.

•	Reviewing and recommending to the board an appropriate course of action for filling any vacancies occasioned by the resignation of current board members or any planned expansion of the board, and reviewing the qualifications, experience and fitness for service on the board of any potential new members of the board.

•	Recommending to the board a slate of nominees for election to the board.

•	Having the sole authority (but not the obligation) to retain and terminate a search firm to be used to identify director candidates and having sole authority to approve the search firm’s fees and other retention terms.

•	Having authority to obtain advice and assistance from internal or external legal, financial or other advisors.

•	Reviewing and assessing the adequacy of this Charter periodically as conditions dictate, but at least annually, and recommending any modifications to this Charter if and when appropriate to the board for its approval.

•	Reviewing annually the Committee’s own performance.

FNB CORP.

Nominating Committee Charter

ATTACHMENT A—Board Membership Criteria

Composition

Because the board depends on the character, judgment, objectivity and diverse experience of each of its individual directors as well as on their collective strengths, the board of directors should be composed of:

•	Directors representing a variety of experiences and backgrounds.

•	Directors who have high level managerial experience in a relatively complex organization or are accustomed to dealing with complex problems.

•	Directors who can read and understand basic financial statements.

•	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the board.

•	A majority of the board’s directors shall be independent directors under the criteria for independence established by the Securities and Exchange Commission and Nasdaq.

Selection Criteria—Outside Directors

In considering possible candidates for election as an outside director, the nominating committee and other directors should be guided by the foregoing general guidelines and by the following criteria:

•	Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategic planning and policy setting and a reputation for working constructively with others.

•	Each director should have sufficient time available to devote to the affairs of the corporation so as to be able to carry out the responsibilities of a director.

•	Each director should be free of any conflict of interest that would interfere with the proper performance of his or her responsibilities as a director.

•	Outside directors are expected to retire and not stand for re-election at the meeting of shareholders immediately following their attainment of age 70. The board may, however, in certain situations make an exception to this requirement.

•	An outside director whose job responsibilities change meaningfully from those at the time of initial appointment or election is expected to offer to resign as a director. Whether or not such offer will be accepted by the Board is a matter for discussion at that time.

In evaluating candidates for director, the committee may consider a variety of additional factors as it deems necessary, including the candidates’ experience in capital markets and mergers and acquisitions, as well as other relevant factors the committee deems appropriate to create a balance of knowledge, diversity and experience on the board in efforts to broaden the perspectives brought to the board’s deliberations and decisions.

Selection Criteria—Inside Directors

•	The chief executive officer of the corporation is expected to be a director. Other members of senior management may be considered, but board membership is neither a prerequisite nor a perquisite to a higher management position.

•	A former chief executive officer serving on the board will not be considered an independent director until three years after employment with the corporation has ended.

FNB CORP.

101 Sunset Avenue

Asheboro, North Carolina 27203

Proxy for Annual Meeting of Shareholders – May 10, 2005

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Eugene B. McLaurin, II and R. Reynolds Neely, Jr., or either of them, proxies with full power of substitution to vote all shares of FNB Corp. standing in the name of the undersigned at the above Annual Meeting of Shareholders, and all adjournments thereof:

1.	ELECTION OF CLASS III DIRECTORS TO SERVE FOR THREE-YEAR TERMS EXPIRING AT THE ANNUAL MEETING IN 2008: Darrell L. Frye, Dale E. Keiger and J. M. Ramsay III.

             With authority to vote for all nominees listed above, except as designated below.

             Withhold authority to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write the nominee’s name in the space above.

2.	With discretionary authority upon such other matters as may come before the meeting.

The Board of Directors recommends a vote for authorization to vote for the nominees. The proxy will be voted accordingly unless otherwise specified.

Dated: ,2005
Signature of Shareholder

Signature of Shareholder

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.